Promissory Note

$76,652.87                                                      Napa, California
                                                                    July 1, 1996


         For value received, Richard H. Graff, an individual ("Graff"), promises to pay to The Chalone Wine Group, Ltd., a California corporation ("Chalone"), the principal sum of Seventy Six Thousand Six Hundred Fifty Two Dollars and Eighty-Seven Cents ($76,652.87) plus interest thereon at the rate set forth in
Section 1 (Interest) from the date set forth above until paid on or before April 30, 2001 as set forth below.

1. Interest. Interest on the unpaid principal balance of this Note will accrue from the date of this Note until paid at the rate of seven percent (7%) per annum ("Loan Rate"). Interest is to be calculated on the basis of a 365-day year and the actual number of days elapsed. Interest is to accrue and compound on an annual basis.

2. Payments. This Note will be paid in twenty (20) quarterly installments of principal and interest in the amount of Four Thousand Five Hundred Seventy-Five Dollars and Fifty Cents ($4,575.50) each, commencing on July 31, 1996 and on the last day of each July, October, January, and April thereafter through and including April 30, 2001, at which time the remaining principal balance and all accrued and unpaid interest and all other charges due hereunder will be due and payable in full.

3. Prepayment. This Note may be prepaid in whole or in part, at any time, without penalty or premium, on any date that a payment of interest is due hereunder, upon ten (10) days prior written notice to Chalone.

4. Default Interest. If Graff fails to make a payment of interest or principal on this Note within five (5) days after the date the payment was due, interest will accrue on the entire loan balance at the rate of nine percent (9%) per annum (the "Default Rate") commencing on the date the payment was due and continuing until the delinquent payment is received by Chalone.

5. Application of Payments. All payments received by Chalone in payment of this Note will be applied first to accrued interest, then to other charges due with respect to this Note, and then to the unpaid principal balance.

6. Default and Remedies.

         a. Default. Graff will be in default under this Note if (i) Graff fails to make a payment of principal, interest, or other charge when due or (ii) Graff breaches any other covenant or agreement under this Note.


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         b. Remedies. Upon a default as described in subparagraph 6.a (Default),
Chalone may (i) immediately accelerate the obligations under this Note and all sums owing with respect to this Note will immediately become due and payable and
(ii) exercise any and all of the remedies provided in this Note.

7. Waivers. Graff, and any endorsers or guarantors of this Note, severally waive presentment and notice of dishonor and agrees that Chalone may, without notice and without releasing the liability of any of them, grant extensions or renewals, add or release one or more parties, acquire additional security or release any security. No extension of time for the payment of this Note, or any installment of this Note, made by agreement by Chalone with any person, other than Graff, now or hereafter liable for the payment of this Note, will affect the original liability of Graff under this Note, even if that person is not a party to such agreement. Chalone may waive its right to require performance of or compliance with any term, covenant or condition of this Note only be express written waiver.

8. Maximum Legal Rate of Interest. All agreements between Graff and Chalone whether now existing or hereafter arising, are hereby limited so that in no event will the interest charged under this Note or agreed to be paid to Chalone exceed the maximum amount permissible under applicable law. If interest otherwise payable to Chalone would exceed the maximum lawful amount, the interest payable will be reduced to the maximum amount permitted under applicable law. If Chalone ever received interest or anything deemed interest in excess of the maximum lawful amount, an amount equal to the excessive interest will be applied to the reduction of the principal, and if it exceeds the unpaid balance of principal of this Note, the excess will be refunded to Graff. Chalone will be entitled to amortize, prorate and spread throughout the full term of this Note all interest paid or payable so that the interest paid does not exceed the maximum amount permitted by law. This paragraph will control all agreements between Graff and Chalone in connection with the indebtedness evidenced by this Note.

9. Miscellaneous.

         a. Costs. Graff will pay all costs, including, without limitation, reasonable attorneys' fees, costs and expert fees incurred by Chalone in collecting the sums due under this Note.

         b. Modification. This Note may be modified only by a written agreement executed by the person against whom the change, modification or waiver is to be enforced.

         c. Law. This Note will be governed by California law.

         d. Successors. The terms of this Note will inure to the benefit of and bind Graff and Chalone and their respective heirs, legal representations and successors and assigns.

         e. Time. Time is of the essence with respect to all matters set forth in this Note.


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         f.  Destroyed  Note. If this Note is destroyed,  lost or stolen,  Graff will deliver a new Note to Chalone on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. Chalone will furnish to Graff reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Graff in connection with the replacement of this Note.


         In witness whereof, Graff has duly executed and delivered this Note to Chalone as of the date and year first above written.



                                             "GRAFF"


                                             /s/ RICHARD H. GRAFF
                                             -----------------------------------
                                             RICHARD H. GRAFF



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